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                                                                 EXHIBBIT 4(i).4

                          CERTIFICATE OF AMENDMENT OF
                       THE CERTIFICATE OF INCORPORATION
                         OF AMERAC ENERGY CORPORATION



     AMERAC ENERGY CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "GCL"), DOES HEREBY CERTIFY as follows:

     FIRST: The Certificate of Incorporation is hereby amended by deleting the first paragraph of Article Fourth of the Certificate of Incorporation in its present form and substituting, therefore, a new first paragraph of Article Fourth in the following form:

     "ARTICLE FOURTH" The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred and Ten Million (110,000,000) shares, consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $0.05 per share (the "Common Stock") and Ten Million (10,000,000) shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").

     SECOND: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the GCL.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Jeffrey B. Robinson, its President, this 12th day of July 1996.


                                        AMERAC ENERGY CORPORATION


                                        By:  /s/ JEFFREY B. ROBINSON
                                           -------------------------------------
                                              Jeffrey B. Robinson, President